Exhibit 99
Cooper Tire & Rubber Company
Announces Fixed Spread Debt Tender Offer
Findlay, Ohio, November 14, 2005 — Cooper Tire & Rubber Company (NYSE: CTB) today announced that it has a commenced a cash tender offer for specified series of its outstanding debt. The Company is offering to purchase up to $175.0 million in aggregate principal amount of its outstanding 7-3/4% Notes due 2009, 7-5/8% Notes due 2027, and 8% Notes due 2019 (together, the “Notes”). The tender offer is scheduled to expire at 5:00 p.m., New York City time, on Tuesday, December 13, 2005, unless extended. The tender offer is made upon the terms, and subject to the conditions, set forth in the Offer to Purchase dated November 14, 2005 and in the related Letter of Transmittal.
The purchase price for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the tender offer will be determined in the manner described in the Offer to Purchase at 2:00 p.m., New York City time, on the tenth business day prior to the expiration date, which price determination date is expected to be November 29, 2005. The purchase price for each issue of Notes will be announced by news release promptly after determination. The purchase price for each issue of Notes will be determined on the basis of a yield to the applicable maturity date of each issue of Notes equal to the sum of (i) the bid-side yield of the specified reference security, plus (ii) the applicable fixed spread. For the 7-3/4% Notes, the reference security will be the 3.50% U.S. Treasury Note due December 15, 2009, and the fixed spread will be 310 basis points. For the 7-5/8% Notes, the reference security will be the 5.375% U.S. Treasury Note due February 15, 2031, and the fixed spread will be 405 basis points. For the 8% Notes, the reference security will be the 4.50% U.S. Treasury Note due November 15, 2015, and the fixed spread will be 395 basis points.
Holders of Notes who validly tender and do not validly withdraw their Notes prior to the early tender time of 5:00 p.m., New York City time, on November 29, 2005, will receive the Total Consideration, which includes an early tender premium of $30 per $1,000 in principal amount of Notes. Holders who tender Notes following that time will not receive the early tender premium. Holders who validly tender and do not validly withdraw their Notes will also be paid any accrued and unpaid interest from the last interest payment date up to, but not including, the settlement date.
Holders may withdraw tenders of Notes prior to the early tender time, but except as otherwise provided in the Offer to Purchase, not thereafter.
Settlement of the tender offer is expected to occur on the second business day following the expiration date. Cooper Tire expects to use available funds to purchase securities tendered pursuant to the tender offer. Cooper Tire has retained Banc of America Securities LLC to serve as Dealer Manager for the tender offer and Global Bondholder Services Corporation to serve as the depositary and information agent for the tender offer.
Requests for documents may be directed to Global Bondholder Services Corporation by telephone at (866) 807-2200 or (212) 430-3774 or in writing at 65 Broadway – Suite 704, New York, New York 10006. Questions regarding the tender offer may be directed to Banc of America Securities LLC at (866) 475-9886 or (704) 388-4603.
Company Description
Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture and sales of passenger car, light truck and medium truck tires and subsidiaries that specialize in motorcycle and racing tires, as well as tread rubber and related equipment for the retread industry. With headquarters in Findlay, Ohio, Cooper Tire has 39 manufacturing, sales, distribution, technical and design facilities within its family of companies located around the world. For more information, visit Cooper Tire’s web site at: www.coopertireandrubber.com.
This press release is not an offer to purchase any Notes, which may be made only pursuant to the terms of the Offer to Purchase and the Letter of Transmittal and in accordance with applicable securities laws. This press release shall not constitute a notice of redemption of any Notes.
This press release contains forward-looking statements that are subject to certain risks, uncertainties and assumptions, including the ability to satisfy the conditions to consummate the tender offer. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. These and other risks and assumptions are described in Cooper Tire’s reports that are available from the United States Securities and Exchange Commission. Cooper Tire assumes no obligation to update the information in this press release.
Company Contact: Roger Hendriksen, (419) 427-4768

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